Exhibit 10.1

October 31, 2017

Rick Russell

Dear Rick:

This agreement (hereafter “Employment Agreement”) will formalize terms and conditions of your employment with Minerva Neurosciences, Inc. (the “Company”).

1. Employment. You agree to be employed, and the Company agrees to employ you, effective December 11, 2017 (the “Effective Date”). The period during which you are actually employed by the Company is referred to as the “Employment Period”.

2. Position Duties; Commitment. During the Employment Period, you will be employed by the Company as its President. You will report to the Company’s Chief Executive Officer (“CEO”), and shall perform such duties consistent with your position as President and as may be assigned to you by the CEO and/or the Board of Directors of the Company (the “Board”). On or around the one-year anniversary of the Effective Date, the Board will advise you of any actual or anticipated increased modifications or changes to your duties and/or title. You agree to devote substantially all of your working time, attention and energies to the Company and its Affiliates, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company; provided, however, that, for the avoidance of doubt, you may (i) manage your passive personal investments, (ii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, and (iii) with the advance written approval of the Company, serve on outside for-profit corporate boards or committees. For purposes of this Agreement, the term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

3. Base Salary. During the Employment Period, your current annualized base salary (“Base Salary”) is US $475,000 payable in accordance with the Company’s normal payroll practice. Your Base Salary will be subject to review and adjustment by the Company from time to time.

4. Signing Bonus. You will be paid a one-time signing bonus of $100,000, less all applicable deductions and withholdings (the “Signing Bonus”). This signing bonus will be paid to you on the first administratively practicable payroll date occurring thirty (30) days after the Effective Date. If, at any time during your first year of employment, you resign your employment without Good Reason or the Company terminates your employment for Cause, you agree to repay one-hundred percent (100%) of the Signing Bonus to the Company within thirty (30) days following your employment termination date. If, at any time during your first year of employment, you resign with Good Reason or the Company terminates your employment without Cause, you will not be required to repay any portion of the Signing Bonus.

5. Annual Bonus. For each calendar year that ends during the Employment Period you will be eligible to receive a target annual bonus (“Annual Bonus”) of 50% of the Base Salary paid in such calendar year. Whether to grant a bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board (and/or the Compensation Committee thereof (the “Compensation Committee”) for the Company and specific annual objectives for your position set by the Board, the Compensation Committee and/or the CEO. Since one of the objectives of the Annual Bonus is employee retention, in order to remain eligible and receive any Annual Bonus, you must be employed through the end of the calendar year and still be employed by the Company at the time it makes bonus payments to employees for that year — generally during the first quarter of the following year.

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6. Equity Awards.

(a) Inducement Stock Option Award. As a material inducement to your entering into employment with the Company, subject to the approval of the Compensation Committee of the Board, you will be granted an option (the “Option”) to purchase 775,000 shares of common stock of the Company, with a per share exercise price that is equal to the fair market value per share of the common stock on the date of grant of the Option, as determined by the Board . Provided you are employed by the Company on each such date, 25% of the shares subject to the Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Option will vest ratably at the end of each quarter over the three (3) year period thereafter. The Option will be evidenced by a standard stock option agreement, and will be subject to the terms and conditions of that agreement and the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”).

(b) Restricted Stock Units. As a material inducement to your entering into employment with the Company, subject to the approval of the Compensation Committee of the Board, you will be granted an award of restricted stock units representing the opportunity to acquire 40,000 shares of common stock of the Company (the “Restricted Stock Units”). Provided you are employed by the Company on each such date, 25% of the Restricted Stock Units will vest on each one-year anniversary of the Effective Date. The Restricted Stock Unit award will be evidenced by a standard agreement, and will be subject to the terms and conditions of that agreement and the Plan.

7. Benefits.

(a) You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to similarly situated employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance. The Company shall provide to you a summary of the benefits that it is currently offering as of the time of execution. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

(b) During the Employment Period, the Company shall reimburse or otherwise provide for payment for reasonable out-of-pocket business expenses incurred by you in furtherance of or in connection with the legitimate business of the Company, subject to such reasonable documentation or policy requirements established by the Company from time to time.

(c) During the Employment Period, in addition to holidays recognized by the Company, you will be entitled to accrue on a pro-rated basis four (4) weeks of paid vacation annually. Pursuant to Company policy, vacation time cannot be carried over from year to year.

8. Termination of Employment.

(a) Death. Your employment will terminate upon your death. Your beneficiaries and/or estate will be entitled to (i) any earned but unpaid Base Salary through the date of your death, to be paid less applicable taxes and withholdings within 10 days of your termination of employment, (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment

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terminates, (iii) reimbursement for any business expenses incurred by you but not yet paid to you as of the date your employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policy, (iv) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus would be equal to 50% of your Base Salary) for the year of your death, and (v) any amounts accrued and payable under the terms of any of the Company’s benefit plans (items (i), (ii), (iii) and (v) referred to as the “Accrued Obligations”).

(b) Disability. The Board may terminate your employment by reason of your Disability upon written notice of termination. “Disability” means that you have been unable to perform your essential job functions by reason of a physical or mental impairment, notwithstanding the provision of any reasonable accommodation, for a period of 180 days within a period of 365 consecutive days. Upon such termination, you will be entitled only to the Accrued Obligations.

(c) Termination by the Company for Cause. The Board may terminate your employment for Cause. “Cause” means that you have (i) been convicted of (x) felony, or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committed an act of fraud or embezzlement against the Company or its Affiliates, (iii) materially breached this Employment Agreement and failed to cure such breach within thirty (30) days following written notice from the Company, (iv) materially violated any written policy of the Company and failed to cure such violation within thirty (30) days following written notice from the Company, (v) materially failed or materially refused to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of the CEO and/or Board that are consistent with your position, and such material failure or material refusal has continued after thirty (30) days following written notice from the Company, (vi) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to the Company or its Affiliates, monetarily or otherwise (including with respect to the Company’s ability to comply with its legal or regulatory obligations), or (vii) materially breached your fiduciary duties as an officer or director of the Company. Upon such termination, you will be entitled only to the Accrued Obligations.

(d) Termination by the Company without Cause. The Company may terminate your employment without “Cause” immediately upon written notice. If such termination is without Cause and not by reason of your Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, you will be entitled to (i) continued payment of your Base Salary for twelve (12) months (the “Salary Severance Period”), (ii) should you be eligible for and timely elect COBRA coverage, payment of your COBRA premiums, less the amount charged to active employees for health coverage, for up to twelve (12) months (the “COBRA Severance Period” (iii) payment of a pro-rata portion of your Annual Bonus for the year of such termination (assuming for purposes of this payment that your Annual Bonus is equal to 50% of your Base Salary) and (iv) immediate vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination that are subject to time-based vesting restrictions and, but for the termination of your employment, would have vested during the twelve (12) month period immediately following the date of termination (collectively, the “Severance Benefits”).

(e) Termination Without Cause or for Good Reason Following a Change in Control.

(i) If your employment by the Company is terminated by the Company (or its successor or parent) without Cause (and not due to Disability or death) or by you for Good Reason within twelve (12) months immediately following a Change in Control (as defined below), then the Company shall pay or provide you with the Accrued Obligations and all of the benefits described in Section 8(d) above, subject to compliance with the conditions set forth in Section 8(f); provided that: (x) the Salary Severance Period defined in Section 8(d)(i) shall be increased to a total of eighteen (18) months following the termination date; (y) the COBRA Severance Period defined in Section 8(d)(ii) shall be

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increased to a total of eighteen (18) months following the termination date; (z) in lieu of the pro-rata bonus described in Section 8(d)(iii), the Company shall pay you the full Annual Bonus for the performance year in which your termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the Release of Claims effective date (namely, the date it can no longer be revoked); and (xx) in lieu of the vesting acceleration described in Section 8(d)(iv), all outstanding unvested equity awards granted to you shall vest pursuant to Section 6 of the Stock Option Agreement (collectively, the “Change In Control Severance Benefits”).

(ii) For purposes of this Agreement, a “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following means: (a) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets, or (c) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

In the event of any interpretation of this definition, the Board of Directors of the Company, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority is exercised in good faith. Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement if it also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(f) Termination by You Without Good Reason. You may terminate your employment for any or no reason subject to your providing 30 days written notice to the Company. The Company shall have the right to elect to terminate your employment immediately or at any other date during the notice period. Upon such termination, you will be entitled only to the Accrued Obligations, provided that, if your written notice of resignation without Good Reason is delivered to the Company’s CEO within five (5) days of the eighteen month anniversary of the Effective Date of this Agreement, then in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, you will be entitled to continued payment of your Base Salary for six (6) months (the “Resignation Severance”) in addition to the Accrued Obligations. For avoidance of doubt, you shall only be entitled to the Resignation Severance if you have provided eighteen (18) months of continuous service to the Company prior to giving your notice of resignation under this Section.

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(g) Termination by You For Good Reason. You may terminate your employment for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than ninety (90) days following the first occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating your employment for Good Reason within ninety (90) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, without your written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the your responsibilities, duties or authority; (ii) material reduction in your Base Salary; (iii) relocation of your principal work location more than fifty (50) miles from the location of your principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company. In the event you terminate your employment for Good Reason, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy, you will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 8(d).

(h) Conditions. Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Obligations) shall be conditional upon (i) your continuing compliance with the restrictive covenants contained in the PIIA (as that term is defined Section 9), (ii) your execution of a release of claims relating to your employment in a form prepared by and satisfactory to the Company (the “Release of Claims”). You must execute the Release of Claims and the Release of Claims must become effective within forty-five (45) days following the date of the termination of your employment (which release shall be delivered to you within five (5) days following the date of such termination). The first payment of continued Base Salary, pursuant to subsection 8(d)(i) or 8(f) as applicable, COBRA premiums pursuant to subsection 8(d)(ii) if applicable, together with the pro-rata Annual Bonus payable pursuant to subsection 8(d)(iii) if applicable, shall be made on the first regular payroll date of the Company following the effective date of the Release of Claims); provided, however, that if such 45-day period covers two of your taxable years, payment of Severance Benefits or Change In Control Severance Benefits will begin in the later taxable year.

9. Proprietary Information and Restrictive Covenants. As a condition of employment, you agree to execute and abide by the Company’s Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (“PIIA”), which may be amended from time to time without regard to this Agreement. The PIIA contains provisions that are intended by the Company and you to survive and do survive termination or expiration of this Agreement.

10. Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

11. Governing Law; Consent to Personal Jurisdiction. The terms of this Employment Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. To the extent that any dispute involving this Employment Agreement is not subject to arbitration pursuant to Section 14 below, I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

12. Waiver. This Employment Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Board. The failure of either party to enforce any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

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13. Assignment. This Employment Agreement is personal to you. You shall not assign this Employment Agreement or any of your rights and/or obligations under this Employment Agreement to any other person. The Company may, without your consent, assign this Employment Agreement to a successor to all or substantially all of its stock or assets, provided that the assignee or any successor remains bound by these terms.

14. Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Agreement (except, at the election of either party, for injunctive or declaratory relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in the PIIA), including claims of violations of federal or state discrimination statutes, wage and hour laws, or public policy, shall be resolved pursuant to binding arbitration in the Commonwealth of Massachusetts. In the event of a dispute, a written request for arbitration shall be submitted to the Boston office of JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be allocated as determined by the arbitrators. Each party shall bear its own witness expenses and attorneys’ fees, except as otherwise determined by the arbitrators.

15. Jointly Drafted Agreement. This Employment Agreement is and shall be deemed jointly drafted and written by the parties and shall not be construed or interpreted against any party originating or preparing any part of it because of its authorship.

16. No Conflicts. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Agreement. You further represent and warrant that you have no knowledge of any fact or circumstance that could prevent or materially delay you or the Company (as a result of your employment hereunder) from obtaining or maintaining any registration, license or other authorization or approval required for (i) you to perform your duties hereunder or (ii) the Company to operate its business as currently contemplated.

17. Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time, with or without notice. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

18. Notices. All notices and other communications provided for in this Employment Agreement shall be in writing, shall be given to the respective addresses or telecopy numbers set forth in clauses (a) and (b) of this Section 18.

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(a) Each notice or other communication to the Company under this Employment Agreement shall be directed as follows or to such other address as Company may have furnished to you in writing in accordance herewith:

Minerva Neurosciences, Inc.

1601 Trapelo Road, Suite 284

Waltham, MA 02451

Attn: Chief Executive Officer

Email: rluthringer@minervaneurosciences.com

With a required copy to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attn: Marc Recht

E-mail: mrecht@cooley.com

(b) Each notice or other communication to you under this Employment Agreement shall be directed to your home address on file with the Company or to such other address as you may have furnished to the Company in writing in accordance herewith.

19. Entire Agreement. Upon the date hereof, this Employment Agreement supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its Affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

20. Counterparts. This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

21. Parachute Payments.

(a) If any payment or benefit you would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to

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avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

22. 409A Matters.

(a) Notwithstanding any provision of this Employment Agreement to the contrary, all payments and benefits paid or provided for under this Employment Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from (as applicable) Section 409A of the Code and the regulations and guidance thereunder. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Further, each payment of compensation under this Employment Agreement (including each installment of the Severance Benefits) shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Employment Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The welfare benefit continuation provided during the period of time in which you would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section I .409A-1(b)(9)(v)(B).

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(b) Notwithstanding any provision of the Employment Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Employment Agreement shall be delayed for a period of six (6) months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum on the day immediately following the end of the six (6) month period. If you die during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall he paid to the personal representative of your estate within ninety (90) days after the date of your death. For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with Treasury regulation Section 1.409A-1(i).

Sincerely yours,

MINERVA NEUROSCIENCES, INC.

By:	/s/ Remy Luthringer
Name: Remy Luthringer Title: President and CEO

AGREED TO AND ACCEPTED ON THIS 2 DAY OF NOVEMBER, 2017.

BY: /s/ Rick Russell
Rick Russell